Exhibit 1.2

(TRANSLATION)

Established in September, 1985

Revised in April, 1986

Revised in July, 1991

Revised in July, 1992

Revised in June, 1994

Revised in July, 1999

Revised in October, 1999

Revised in April, 2000

Revised in May, 2000

Revised in December, 2000

Revised in October, 2001

Revised in June, 2002

Revised in April, 2003

Revised in May, 2006

Revised in June, 2006

Revised in September, 2006

Revised in October, 2007

Revised in January, 2009

SHARE HANDLING REGULATIONS

OF

NIPPON TELEGRAPH AND TELEPHONE CORPORATION

The share handling regulations of Nippon Telegraph and Telephone Corporation are established pursuant to the provisions of the Articles of Incorporation of Nippon Telegraph and Telephone Corporation as follows:

CHAPTER I.

GENERAL PROVISIONS

Article 1. (Purpose)

Procedures and handling charges relating to shares of the Company and matters pertaining to the exercise of shareholder rights shall be governed by the rules provided by the Japan Securities Depositary Center, Inc. (hereinafter referred to as “JASDEC”) and by the account management institution (“Securities Company”) at which a shareholder has a transfer account, as well as by the rules provided by these Regulations, pursuant to the provisions of the Articles of Incorporation.

Article 2. (Transfer Agent)

The transfer agent of the Company and its share handling office are as follows:

Transfer Agent:	The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Share Handling Office:	Head office of The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Article 3. (Requests and Notifications)

(1) Requests and notifications pursuant to these Regulations shall be made using forms stipulated by the Company; provided, however, that the foregoing shall not apply to cases where a request or notification is made through a Securities Company and JASDEC or to cases under Article 13, Paragraph 1, hereof.

(2) In the event that any request or notification pursuant to the preceding paragraphs is made by a proxy, a document evidencing such proxy shall be submitted. In the event that the consent of a curator (hosanin) or an assistant (hojonin) is required for such request or notification, a document evidencing such consent shall be submitted.

(3) In the event that a request or notification pursuant to Paragraph 1 has been made through a Securities Company and JASDEC, the Company may deem that such request or notification was made by the relevant shareholder.

(4) The Company may request that a person who made a request or notification pursuant to Paragraph 1 submit materials evidencing that such person is a shareholder or proxy.

(5) If the Company has requested submission of the materials set forth in the preceding paragraph, as long as such submission is not made, the Company will not accept the relevant request or notification made pursuant to Paragraph 1.

CHAPTER II.

ENTRIES AND RECORDINGS IN SHAREHOLDERS REGISTER

Article 4. (Entries and Recordings In Shareholders Register)

(1) The Company shall make entries and recordings in the shareholders register in accordance with the notice concerning all shareholders (sou-kabunushi-tsuuchi) or other notices from JASDEC (excluding notices as stipulated in Article 154, Paragraph 3 of the Law Concerning Book-entry Transfer of Corporate Bonds, Stocks, etc. (“Book-entry Transfer Law”)) (such notices will be referred to as “Notice to Specified Shareholders”).

(2) In addition to the preceding paragraph, the Company will make an entry or a recording of the issuance of new shares in the shareholders register without relying on a notice from JASDEC in certain cases as stipulated by laws and regulations.

(3) Entries and recordings in the Company’s shareholders register will be carried out using characters and symbols designated by JASDEC.

(4) The Company may, with respect to the provision of Article 6 of the Law Concerning Nippon Telegraph and Telephone Corporation, etc (Law No. 85 of 1984, hereinafter referred to as the “NTT Law”), request any necessary document to be submitted.

Article 5. (Entry and Recording of Foreign Nationals and Others Similarly Situated in the Shareholders Register)

With respect to entries or recordings in respect of foreign nationals and others similarly situated in the shareholders register as set forth in paragraph (1) of Article 6 of the NTT Law, the Company shall refuse such entry or recording when acceptance of such entry or recording would result in foreign shareholding in excess of the proportion set forth in paragraphs (1) and (2) of Article 6 of the NTT Law.

CHAPTER III.

MISCELLANEOUS NOTIFICATIONS

Article 6. (Notification of Name or Designation and Address)

A shareholder shall make notification of his name or designation and address through a Securities Company and JASDEC in the manner stipulated by JASDEC. The same shall apply in the case of changes to any notified information.

Article 7. (Notification of Representative of Legal Entity)

In the event that a shareholder is a corporation, notification of the name of one of its representatives shall be made through a Securities Company and JASDEC in the manner stipulated by JASDEC. The same shall apply in the case of changes to any notified information.

Article 8. (Notification of Representative of Co-owners)

Shareholders who jointly own shares shall appoint a joint representative and make notification of the name or designation and address of such joint representative through a Securities Company and JASDEC. The same shall apply in the case of changes to any notified information.

Article 9. (Notification of Legal Representative)

Parents, guardians and other legal representatives of shareholders shall make notifications through a Securities Company and JASDEC, in the manner stipulated by JASDEC, of their name or designation and address. In the event of changes to any notified information or termination of legal representation, notification shall be made in the same manner.

Article 10. (Notification by Non-Resident Shareholders)

(1) A shareholder or legal representative of a shareholder who resides in a foreign country must appoint a standing agent or stipulate an address in Japan for receipt of notices.

(2) Notification shall be made of the name or designation and address of the standing agent of the preceding paragraph, or the address for receiving notice, such notification to be made in the manner stipulated by JASDEC and through a Securities Company and JASDEC. In the event of changes to any notified information or termination of the agent, notification shall be made in the same manner.

Article 11. (Other Notifications)

(1) In a case where a notification other than the notifications set forth in Articles 6 through 10 is to be made to the Company, such notification shall be made through a Securities Company and JASDEC, provided that the Company has not designated any other method.

(2) Notifications that cannot be received or handled by a Securities Company shall be made to the transfer agent.

Article 12. (Application to Registered Pledgees of Shares)

The provisions of this Chapter shall apply mutatis mutandis to registered pledgees of shares.

CHAPTER IV.

PROCEDURES FOR EXERCISE OF SHAREHOLDER RIGHTS ETC.

Article 13. (Minority Shareholder Rights and Other Rights)

(1) If a shareholder wishes to directly exercise minority shareholder rights as set forth in Article 147, Paragraph 4 of the Book-entry Transfer Law with respect to the Company, the shareholder shall do so with a written instrument that he has signed or to which he has inscribed his name and affixed his seal, attaching thereto a receipt slip for an individual shareholder notice delivered by a Securities Company.

(2) When the minority shareholder rights of the preceding paragraph are to be exercised by a proxy, a document evidencing his power shall be submitted. In the event that the consent of a curator (hosanin) or an assistant (hojonin) is required for such notification, a document evidencing such consent shall be submitted.

(3) The Company may request that a person who has exercised the minority shareholder rights of Paragraph 1 submit materials evidencing that such person is a shareholder or a proxy.

(4) If the Company has requested submission of the materials stipulated in the preceding paragraph, it will not accept the exercise of the minority shareholder rights of Paragraph 1 unless such submission is made.

Article 14. (Matters to be Set Forth in Shareholders Meeting Reference Materials for Shareholder Proposals)

If a proposal for a meeting of shareholders is submitted by a shareholder, the text length to be stipulated by the Company pursuant to Article 93, Paragraph 1 of the Corporation Law Enforcement Regulations shall be as follows:

(1) Reason for Proposal: 400 Japanese characters per proposal

(2) Matters to be set forth in shareholders meeting reference materials in cases of proposals relating to the election of directors, statutory auditors or accounting auditors: 400 Japanese characters per candidate

CHAPTER V.

PURCHASE OF LESS-THAN-ONE-UNIT SHARES

Article 15. (Method of Purchase of Less-Than-One-Unit Shares)

If a shareholder owning less-than-one-unit shares wishes to request that the Company purchase his less-than-one-unit shares, a request (hereinafter referred to as the “Purchase Application”) shall be made through a Securities Company and JASDEC in the manner described by JASDEC.

Article 16. (Determination of Purchase Price)

(1) The purchase unit price for less-than-one-unit shares in respect of which a Purchase Application has been made shall be equal to the last selling price of a share unit on the Tokyo Stock Exchange on the day on which the Purchase Application is received by the transfer agent’s share handling office as set forth in Article 2; provided, however, that if no transaction of the Company’s shares takes place on such day or if such day is not a business day of such stock exchange, the purchase unit price shall be equal to the price at which the first transaction thereafter of the Company’s shares takes place on such stock exchange.

(2) The purchase price shall be the purchase unit price of the preceding paragraph multiplied by the number of shares subject to the Purchase Application divided by 100.

Article 17. (Payment of Purchase Price)

(1) The Company shall, unless the Company has provided otherwise, pay the amount of the purchase price (hereinafter referred to as the “Purchase Price”) calculated pursuant to the preceding Article after deduction of the handling charges set forth in Article 26 and consumption tax with respect thereto on the fourth business day counting from the day following the day on which the purchase unit price was determined in the manner stipulated by JASDEC; provided, however, that if the purchase price is a price for the right to receive a distribution of surplus, stock split or any other right, the Company shall pay the Purchase Price on or prior to the record date.

(2) The applicant for purchase may request that the Purchase Price be paid to him by transfer to an account at a bank designated by him or by Japan Post Bank cash payment.

Article 18. (Transfer of Less-Than-One-Unit Shares Purchased)

The title to the less-than-one-unit shares for which a Purchase Application has been made shall be transferred to the Company’s transfer account on the day on which payment of the Purchase Price is made or the procedure for payment of the Purchase Price is completed as provided in the preceding Article.

CHAPTER VI.

SALE OF LESS-THAN-ONE-UNIT SHARES

Article 19. (Method of Request for Sale of Less-Than-One-Unit shares)

When a shareholder having less-than-one-unit shares applies for sale by the Company of the number of less-than-one-unit shares which, when added to the less-than-one-unit shares he already holds, would render his shareholding a full share unit (hereinafter referred to as the “Request for Sale”), such application shall be made through a Securities Company and JASDEC in the manner stipulated by JASDEC.

Article 20. (Request for Sale of Shares which Exceeds Number of Shares Held by the Company)

In case the total number of less-than-one-unit shares which are requested for sale on a day exceeds the number of treasury shares which the Company holds for sale, no Request for Sale made on such day shall become effective.

Article 21. (Effective Date of Request for Sale)

The Request for Sale shall become effective on the day the Request for Sale is received by the transfer agent’s share handling office.

Article 22. (Suspension of Acceptance of Request for Sale)

(1) The Company shall suspend the acceptance of Request for Sale every year during the periods from the tenth business day prior to the dates set forth below:

(i) March 31

(ii) September 30

(iii) Any other shareholder determination date as stipulated by JASDEC

(2) Notwithstanding the preceding paragraph, the Company may, when it deems necessary, set additional periods for suspension of the acceptance of Requests for Sale.

Article 23. (Determination of Sale Price)

(1) The sale unit price for a Request for Sale shall be equal to the last selling price of a share unit of the Company on the Tokyo Stock Exchange on the effective date of the Request for Sale; provided, however, that if no transaction of the Company’s shares takes place on such stock exchange on such day or if such day is not a business day of such stock exchange, the sale unit price shall be equal to the price at which the first transaction thereafter of the Company’s shares takes place on such stock exchange.

(2) The sale price shall be the sale unit price multiplied by the number of shares in the Request for Sale divided by 100.

Article 24. (Transfer of Sold Shares)

Application for transfer of treasury shares in a number equal to the number of shares subject to a Request for Sale to the transfer account of the shareholder who made such request shall be made on the day on which it has been confirmed that the sum calculated by adding the handling charges set forth in Article 26 to the sale price has been remitted to the prescribed bank account of the Company, in the manner stipulated by JASDEC and through the shareholder’s Securities Company.

CHAPTER VII

EXEMPTIONS FOR SPECIAL ACCOUNTS

Article 25. (Exemptions for Special Accounts)

The handling, handling charges, matters relating to the exercise of rights and other matters regarding special accounts opened pursuant to agreements between the Company and the Securities Company designated by the Company shall be governed by the rules provided by JASDEC and such Securities Company, as well as by these Regulations.

CHAPTER VIII.

HANDLING CHARGES

Article 26. (Handling Charges with respect to a Purchase Application of Less-Than-One-Unit Shares and for a Request for Sale of Less-Than-One-Unit Shares)

Handling charges with respect to a Purchase Application of less-than-one-unit shares pursuant to Article 15 and a Request for Sale of less-than-one-unit shares pursuant to Article 19 shall be the amounts determined after overall consideration of the general standard and other matters and the Company may charge an amount equal to the consumption tax imposed thereon in addition to the above handling charges.

SUPPLEMENTAL PROVISIONS

Article 1. (Effective Date of these Regulations)

These Regulations shall come into force January 5, 2009.

Article 2. (Application for Cancellation of Registration of Lost Share Certificate)

When a person who registered a loss of share certificate wishes to cancel such registration, such person shall submit an application form.

Article 3. (Application for Cancellation by a Person Holding Share Certificates)

When a person who possesses a share certificate for which registration of a loss of share certificate has been made wishes to apply for cancellation of such registration, such person shall submit an application form accompanied by the share certificate and documents verifying such person’s identity.

Article 4. (Mutatis Mutandis Application of Various Notifications)

When a person who has registered a loss of share certificates is not a shareholder or a registered pledgee of shares, and any change of entry or record in the registry of loss of share certificates is intended, the provisions of Articles 6 through 11 shall be applied mutatis mutandis.

Article 5. (Interim Measures)

The provisions of Articles 2 through 4 of these Supplemental Provisions shall be deleted as of the first anniversary of the effective date of these Regulations as set forth in Article 1 of these Supplemental Provisions.